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                                                                      Exhibit 8

                                         , 2000

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48265
Attn: Anton H. Zidansek

     Re: Class H Common Stock Exchange Offer

Dear Sirs:

   In connection with the proposal to offer to exchange shares of General Motors Corporation ("GM") Class H Common Stock for shares of $1 2/3 Par Value Common Stock, as described in the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission on
        , 2000 (the "Exchange Offer"), you have requested our legal opinion concerning certain United States federal income tax consequences of the Exchange Offer.

   We have examined the Registration Statement and such other documents and such legal authorities as we have deemed relevant for purposes of expressing the opinions contained herein.

   Our opinion is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), Treasury regulations promulgated and proposed thereunder (the "Regulations"), current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures and existing judicial decisions. In rendering this opinion, we have expressly assumed that the representations made by you and contained or described in the Registration Statement are true and correct.

   Based on the foregoing, and subject to the discussion set forth under the caption "Material U.S. Federal Income Tax Consequences" in the Registration Statement, our opinion as to the material U.S. federal income tax consequences of the Exchange Offer is as follows:

     The discussion set forth under the caption "Material U.S. Federal Income Tax Consequences" in the Registration Statement is based upon reasonable interpretations of existing law and fairly summarizes the U.S. federal income tax considerations that are likely to be material to a holder of $1 2/3 Par Value Common Stock.

   The opinions set forth herein are based on relevant provisions of the Code, the Regulations, and interpretations of the Code and the Regulations by the courts and the IRS, all as they exist at the date of this letter. All such provisions of the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any such change could affect any or all of the conclusions set forth in this opinion.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,


                                          Kirkland & Ellis